Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

May 10, 2019

Sempra Energy

488 8th Avenue

San Diego, CA 92101

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 7,700,000 shares of its Common Stock, without par value (“Common Stock”), to be offered pursuant to the Sempra Energy 2019 Long-Term Incentive Plan (the “Plan”). In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Articles of Incorporation, the Company’s Bylaws, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the shares of Common Stock, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP

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